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                                                                    EXHIBIT 23.4



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



    We consent to the reference to our firm under the captions 'MessageMedia Summary Historical Financial Data,' 'Selected Financial Data of MessageMedia' and 'Experts' and to the use of our report dated February 15, 2001 except for Notes 1 and 14 as to which the date is February 23, 2001, with respect to the consolidated financial statements of MessageMedia, Inc., included in the Proxy Statement that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-63952) and related Prospectus of DoubleClick Inc. to be filed on or about August 29, 2001.



/s/ ERNST & YOUNG LLP



Denver, Colorado
August 27, 2001